Exhibit 99.1
WARWICK VALLEY TELEPHONE COMPANY REPORTS FINANCIAL RESULTS FOR SECOND QUARTER
ENDED JUNE 30, 2008 ($ in thousands)
(Warwick, NY August 13, 2008) Warwick Valley Telephone Company (“WVT Communications”) (“the Company”) (NASDAQ: WWVY) announced today that its financial results for the second quarter and six months ended June 30, 2008 showed an improvement in net income for both periods. The Company increased its net income by 20%, from $1,350 to $1,618 in comparison to the three-month period over the same period in 2007 and by 15% from $2,076 to $2,378 for the six-month period over the same period in 2007. This increase was attributable primarily to an improvement in Orange County-Poughkeepsie Limited Partnership (“O-P”) income and a one time curtailment gain of $469 before tax for post-retirement benefit costs resulting from the Company’s new contracts with its union employees. Without this one time curtailment gain the net income for the three-month period ended June 30, 2008 decreased by 3% from $1,350 to $1,313 in comparison to the three-month period ended June 30, 2007. This decrease was due to increased wages associated with the ramp-up of our sales and sales support force and infrastructure costs focusing on the small and medium-sized business market, the continued loss of access lines due to competition and technology substitution, as well as one time separation costs for management employees.
Operating revenues decreased 9% from $5,878 to $5,377 for the three months ended June 30, 2008 as compared to the same period in the prior year and decreased 6% from $11,769 to $11,021 for the six months ended June 30, 2008 as compared to the same period in the prior year. These decreases were due to the following reductions: network access revenues decreased as the result of lower local switch support revenues received from the Universal Service Fund and declining billable switched minutes; and our long distance revenues and Online service revenues decreased due to losses in our customer base access lines as our customers continue to switch to high speed broadband services for Internet access and the loss of customers switching to our competitor’s services which were offset by an increase in other services and sales resulting from the improved sales of customer business telephone systems.
Operating expenses for the three months ended June 30, 2008 decreased 6% from $6,034 to $5,670 for the three months ended June 30, 2008 as compared to the same period in the prior year and decreased 4% from $12,625 to $12,144 for the six months ended June 30, 2008 as compared to the same period in the prior year. These decreases were mainly due to a postretirement curtailment gain resulting from the elimination of benefits of certain union employees as a result of the negotiation of a new union agreement, lower corporate operations expense associated with the reduction of management’s portion of its 401K match, lower professional fees and corporate insurance costs, partially offset by an increase in legal fees. Depreciation expense also decreased due to fully depreciated Internet equipment. Partially offsetting the lower costs were increases in plant specific expenses resulting from an increase in trunk line costs for the telephone segment and salaries associated with the addition of employees in the operations department. Customer operations increased due to salaries associated with the addition of employees in the marketing and sales departments and other plant non-specific expense increased as a result of costs associated with the Company’s wireless service as well as salaries associated with the addition of employees in the network department.
The Company has a long history in successful deployments of new technology. We were one of the first telephone companies to install digital switching, to offer Internet access as an Internet Service Provider (“ISP”), and to offer video service as an alternative to cable TV companies. We have continued to invest in our operations to gain enhanced operating efficiencies and to enable the introduction of new services to our customers. The Company has continued to deploy capital to upgrade video services and Voice over Internet Protocol to a greater number of our customers.
Commenting on the second quarter results, Duane Albro, the President and CEO, said “we clearly recognize the benefit we gain from our interest in the O-P wireless partnership and we are diligently working to bring our primary telephone business to profitability. Our aggressive ramp up of sales activities is resulting in increased customer contracts that will drive our top-line revenue. We are also continuing our aggressive expense control to improve our operating margin and enhance our competitiveness. We are firmly committed to creating value for our shareholders by the successful implementation of these initiatives. We also remain committed to expansion of our Competitive Local Exchange Carrier activities through either building or acquiring the capability. WVT Communications continues to demonstrate that it is a great company with great customers and great employees...with a solid plan for growth.”
About WVT Communications
WVT Communications is a leading voice, Internet, video and wireless provider servicing consumers and businesses in the lower Hudson Valley of New York and New Jersey. Additional information about the Company is available at www.wvtc.com.

Forward-looking Statements
This press release forward-looking statements as defined be the Private Securities Litigation Reform Act of 1995. These include statements concerning expectations, estimates, and projections about the industry, management beliefs and assumptions of Warwick Valley Telephone Company. (“Warwick,” “we,” “us,” or “our”). Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, our actual results may materially differ from those expressed or forecasted in any such forward-looking statements. When considering these risks, uncertainties and assumptions, you should keep in mind the cautionary statements elsewhere in this report and in any document incorporated herein by reference. New risks and uncertainties arise from time to time and we can not predict those events or how they may affect us. For a more detailed discussion of the risks and uncertainties that may affect Warwick’s operating and financial results and its ability to achieve its financial objectives, interested parties should review the “Risk Factors” sections in the Warwick’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
WVT Communications
Kenneth H. Volz,
Executive Vice President, Chief Financial Officer and Treasurer
845-986-8080

WARWICK VALLEY TELEPHONE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
($ in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating revenues:
Local network service	$758	$794	$1,507	$1,619
Network access service	1,722	2,066	3,635	4,015
Long distance services	745	825	1,567	1,735
Directory advertising	317	331	642	669
Online services	1,342	1,440	2,682	2,915
Other services and sales	493	422	988	816

Total operating revenues	5,377	5,878	11,021	11,769

Operating expenses:
Plant specific	1,262	871	2,576	2,057
Plant non-specific:
Depreciation and amortization	1,067	1,294	2,426	2,588
Other	820	746	1,583	1,447
Customer operations	1,051	895	2,181	1,947
Corporate operations	1,263	1,587	2,561	3,137
Cost of services and sales	279	294	540	685
Property, revenue and payroll taxes	397	347	746	764
Postretirement liability curtailment (gains)	(469)	—	(469)	—

Total operating expenses	5,670	6,034	12,144	12,625

Operating loss	(293)	(156)	(1,123)	(856)

Other income (expense):
Interest income (expense), net of capitalized interest	192	(92)	105	(126)
Income from equity method investments	2,574	2,265	4,721	4,135
Other income (expense), net	10	28	(39)	10

Total other income (expense)	2,776	2,201	4,787	4,019

Income before income taxes	2,483	2,045	3,664	3,163

Income taxes	865	695	1,286	1,087

Net income	1,618	1,350	2,378	2,076

Preferred dividends	7	7	13	13

Income applicable to common stock	$1,611	$1,343	$2,365	$2,063

Basic and diluted earnings per share of outstanding common stock	$0.30	$0.25	$0.44	$0.39

Weighted average shares of common stock outstanding	5,351,780	5,351,780	5,351,780	5,351,780

WARWICK VALLEY TELEPHONE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands except share and per share amounts)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,735	$5,849
Accounts receivable — net of allowance for uncollectibles — $187 and $214, in 2008 and 2007, respectively	2,474	3,067
Other accounts receivable	163	152
Materials and supplies	1,534	1,591
Prepaid expenses	809	769
Deferred income taxes	105	119

Total current assets	10,820	11,547

Property, plant and equipment, net	35,354	35,791
Unamortized debt issuance costs	58	65
Other deferred charges	746	762
Investments	8,700	8,276
Other assets	210	210

Total assets	$55,888	$56,651

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,147	$940
Current maturities of long-term debt	1,519	1,519
Advance billing and payments	266	234
Customer deposits	104	116
Accrued taxes	682	80
Pension and post retirement benefit obligations	929	929
Other accrued expenses	1,425	1,830

Total current liabilities	6,072	5,648

Long-term debt, net of current maturities	4,936	5,695
Deferred income taxes	3,741	3,334
Long term income taxes payable	—	640
Other liabilities and deferred credits	591	591
Pension and post retirement benefit obligations	3,879	4,324

Total liabilities	19,219	20,232

Shareholders’ equity
Preferred shares — $100 par value; authorized and issued shares of 5,000; $0.01 par value authorized and unissued shares of 10,000,000;	500	500
Common stock — $0.01 par value; authorized shares of 10,000,000 issued 5,985,463 shares	60	60
Treasury stock — at cost, 633,683 common shares	(4,748)	(4,748)
Additional paid in capital	3,487	3,487
Accumulated other comprehensive loss	(849)	(875)
Retained earnings	38,219	37,995

Total shareholders’ equity	36,669	36,419

Total liabilities and shareholders’ equity	$55,888	$56,651